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                                                                    EXHIBIT VII

                               SUMMARY OF THE
                   IBM SUPPLEMENTAL EXECUTIVE RETENTION PLAN

      The IBM Supplemental Executive Retirement Plan is amended and renamed the IBM Supplemental Executive Retention Plan ("SERP"), effective July 1, 1999.

I. ELIGIBILITY

      All retired executives currently receiving benefits from the prior SERP on June 30, 1999, and all executives who (a) are within five years of retirement eligibility, and have completed IBM employment of at least one year, on June 30, 1999, and (b) have met the prior SERP average pay threshold based on earnings for service to December 31, 1998, will continue to be covered by the provisions of the prior SERP in existence on June 30, 1999. The calculation of any additional benefits payable under the prior SERP will always be based on the IBM Retirement Plan as the offsetting pension plan even if the executive chooses to be covered by the IBM Personal Pension Plan and the formula breakpoint (but not the pay threshold) will be indexed by at least 5% per year beginning in 2000).

     Executives who (a) are more than 5 years from retirement eligibility, and have completed IBM employment of at least one year on June 30, 1999 and (b) have met the prior SERP average pay threshold based on earnings for service to December 31, 1998, will be covered by transition provisions as described in Section III below.

      All executives who meet the following criteria on the day they leave active employment of IBM US, will be covered by the provisions of the current SERP as described in Section II below:

      - actively employed by IBM US as an executive;

      - at least age 60 with 5 years of service (or age 55 with 15 years of service and leave with the approval of senior management);

      - Meet the average pay threshold of $250,000 for 1999 (increased annually by at least 5% per annum).

      Executives who are eligible under the provisions of both the prior SERP and current SERP, shall receive benefits based on the provisions of the SERP which provides the greater benefits.

II. CURRENT SERP PROVISIONS AS OF JULY 1, 1999

      Full benefits (based on the formula described below) are available only to eligible executives who leave employment with IBM US at or after age 60 with at least five years of service. Eligible executives who leave employment with IBM at or after age 55 with at least 15 years of service may receive a reduced benefit at the discretion of IBM senior management (reduction is 6% per year on the total benefit based on the formula described below), prorated for years and months of age prior to age 60).

      The total benefit formula is based on "average pensionable pay." This is "eligible compensation" (as defined in the IBM Retirement Plan, except that annual incentive for Sales Executives will be counted at target starting with 1999 earnings) earned over a five-year period (greater of final five-years of IBM or five highest consecutive calendar years). The formula is:

      the sum of (a) 1% of average pensionable pay up to the Current SERP pay threshold for that year and (b) 2.5% of average pensionable pay above the Current SERP pay threshold for that year,

      multiplied by years of service (up to a maximum of 35 years of service).

      In no case can the total benefit under the SERP formula be greater than 65% of average pensionable pay times a fraction, the numerator of which is actual years of service (up to a maximum of 35) and the denominator of which is 35.

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      The total benefit derived from this formula is then offset by the single-life annuity available to or chosen by the individual from the IBM Personal Pension Plan, except that, for executives who were within 5 years of retirement under the IBM Retirement Plan and have completed IBM employment of at lest one year on June 30, 1999, the formula is offset by the single life annuity under the IBM Retirement Plan, even if the executives chooses to be covered by the IBM Personal Pension Account. The annuity options available are the same as the annuity options available under the IBM Personal Pension Plan (and different forms of annuity distribution may be elected under each of the plans).

      If an eligible executives dies while in service after reaching age 55 with at least 15 years of service or age 60 with at least 5 years of service (and met the average pay threshold in effect at time of death), the surviving spouse or domestic partner will be eligible for a benefit payable as a single life annuity. The total benefit will be calculated based on the annuity that would have been payable had the executive separated on the date of death, elected a 50% joint and survivor annuity and died the same day. This benefit will be offset by the Personal Pension Plan annuity paid to the surviving spouse or domestic partner (or otherwise payable had a different form of Personal Pension Plan payout not applied). If an eligible executive becomes disabled after reaching age 55 with at least 15 years of service or age 60 with at least 5 years of service (and met the average pay threshold in effect at that time), the SERP applies based on service to the date the IBM disability benefit starts. Pre-age 60 reduction factors apply to both death and disability benefits.

      SERP benefits continue to be subject to forfeiture if the executive engages in activities which IBM in its discretion considers to IBM, including for an IBM competitor.

      If an executive is rehired after a period of severance, service prior to that period of severance will be forfeited for purposes of the current SERP formula.

III. TRANSITION

      Executives who (a) are more than 5 years form retirement eligibility, and have completed IBM employment o fat least one year, on June 30, 1999 and
(b) have met the prior SERP average pay threshold based on earnings for service to December 31, 1998, will be covered by the following transition provisions:

      These individuals will be covered by the current SERP provisions as of July 1, 1999. In addition, the prior SERP formula in effect on June 30, 1999, will continue to accrue until December 31, 2003 (the formula breakpoint (but not the pay threshold) will be indexed by at least 5% per year beginning in 2000). At that time, the total benefit accrued under that formula will be calculated and will be frozen. When the executives leave IBM US, he or she will be eligible for a SERP benefit equal to the greater of:

      - The current SERP benefit determined based on the provisions in
        Section II (provided the individual is eligible based on those provisions); or

      - The frozen benefit calculated as described above provided at departure the individual meets the age and service eligibility criteria of the prior SERP (and reduced if the executive leaves before age 60);

Offset by the IBM Personal Pension Plan benefit as described in Section II.